RULE 424(b)(3) PROSPECTUS

REGISTRATION NO. 333-68877

SUPPLEMENT TO PROSPECTUS

DATED DECEMBER 14, 1998

14,912 SHARES

PERFORMANCE FOOD GROUP COMPANY

Common Stock

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This is a prospectus supplement for the issuance of 14,912 shares of the Company's common stock as partial payment of additional purchase price pursuant to an Additional Purchase Price Agreement dated August 4, 2000, by and among the Company, CCF Acquisition, Inc., Carroll County Foods, Inc. and all of the shareholders of Carroll County Foods, Inc.

The shares of common stock issued in connection with the Additional Purchase Price Agreement were registered in the names of G. Dwight Gorsuch, Jane D. Gorsuch, Trustee, Douglas C. Gorsuch, Steven B. Gorsuch, M. Susan Gorsuch, G. Daniel Gorsuch, Courtney R. Gorsuch Rader, Jason R. Gorsuch Irrevocable Trust, Megan K. Gorsuch Irrevocable Trust and Steven B. Gorsuch Irrevocable Trust (collectively, the "Former Shareholders"). The Former Shareholders may offer and sell the common stock from time to time and as described under the caption "Outstanding Securities Covered By This Prospectus" in the prospectus.

The date of this supplement is May 6, 2002.